MACOM Transfers Equity Interest in Ampere for $127.7 Million

LOWELL, MA, December 27, 2021 — MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI) today announced that it has completed the sale of its equity interest in Ampere Computing Holdings LLC (“Ampere”) to Denver Acquisition Corp., an affiliate of one of Ampere’s other limited liability company members (“Purchaser”). Purchaser exercised its right to purchase MACOM’s entire equity interest in Ampere in exchange for a predetermined cash consideration amount of approximately $127.7 million.

Ampere was established in 2017 when MACOM divested its ARM-based compute processor business of Applied Micro Circuits Corporation. In consideration for the divestiture, MACOM received a minority equity interest in Ampere with limited rights. Purchaser exercised its right to purchase all of MACOM’s equity in Ampere for a value that was determined in 2017 at the time Ampere was established.

In conjunction with this transaction, MACOM expects to record a gain on its GAAP Statement of Operations for the fiscal quarter ended December 31, 2021, reflecting the difference between the cash consideration and the carrying value of its Ampere investment, as of the date of sale.

About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Telecommunications, Industrial and Defense and Datacenter industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts. To learn more, visit www.macom.com.

Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com